Exhibit 99.1

New York, New York

DANIELS CORPORATE ADVISORY CO. (“DCAC”) -

PUBLICLY TRADED INCUBATOR GROWS FROM A SOLID BASE IN TRANSPORTATION.

TOTAL FIVE MONTH REVENUES $1,874,046, GROSS PROFIT OF $331,496. EBITDA $82,883.

MARGINS INCREASING - WITH 28,658,452 SHARES OUTSTANDING

DISCUSSIONS ON GOING FOR EXPANSION FINANCING AND NEW BUSINESS SUBSIDIARY UNITS.

A SUB-PENNY WITH AN APPARENT FUTURE.

The Senior Financial Oversight Management of Daniels Corporate Advisory Co. Inc (“DCAC”) and Payless Truckers, Inc. is happy to update our stockholder base with what is felt to be very promising results.

Implementation of tight financial controls and the cooperation of a cohesive “one-mind one spirit” team approach to thinking, Senior Management - in both Financial Oversight and in subsidiary Operations continue to produce improving results. Our unaudited five month (December 1, 2019 through April 30, 2020) results tells the story. Even in current dark days for our economy and personal lives, the team and our Company continues to shine by helping others. The drivers of our rental trucks have the ability to switch trailers and haul for a number of industry segments effected by dislocations due to the Coronavirus. Their business continues to grow and stabilize at higher mileage / per month levels making our weekly/monthly rental payments assured.

Sales Revenue for both divisions of Payless have grown and more profitably. Truck sales were $1,682,515 and Program (rental income) trucks registered $168,660 in gross rental income. Total Revenues for the five month period are $1,874.046 and in line with our best projections based on analysis of pricing trends in the used truck auction/wholesale markets and with no additions to the current size of our rental truck fleet.

Our Gross Profit was $331,496 for the five month period. Overall Gross Margin of 19.6% continues to improved in our Truck sales business. Additional venues for the purchase of quality brand/models have been found/developed in conjunction with the hiring of top mechanical professionals. We have been equally selective in the choice of drivers for our long distance hauling trucks. The “best driving record” and financial solvency, based on their ability to provide up front costs/down payment and a network of potential work are three major criteria.

Our net earnings for Payless of $49,065 creates an EBITDA (positive cash flow measurement) of $82,883 for the five month period.

There are currently 28,658,452 shares outstanding.

We will be providing additional updates concerning expansion financing for the rental segment of the Payless subsidiary as well as potential additional service offerings in Transportation Services to be offered through Payless.

Safe Harbor for Forward-Looking Statements:

The statements above regarding the Company’s expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Daniels Corporate Advisory Co. Inc. filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Best Regards & Blessings,

Nicholas Viola

Chief Executive Officer